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                                                                    EXHIBIT 8.1

                                 ALSTON&BIRD LLP
                          601 Pennsylvania Avenue, N.W.
                           North Building, 10th Floor
                            Washington, DC 20004-2601

                                  202-756-3300
                                Fax: 202-756-3333
                                 www.alston.com

                                 January 7, 2002


AMERICAN HOME MORTGAGE HOLDINGS, INC.
520 Broadhollow Road
Melville, New York  11747

VALLEY BANCORP, INC.
130 Lakefront Drive
Hunt Valley, Maryland  21030

         Re: Merger Involving American Home Mortgage Holdings, Inc. and Valley Bancorp, Inc.

Ladies and Gentlemen:

        You have requested our opinion as to the United States federal income tax consequences of the proposed merger (the "Merger") of Valley Bancorp, Inc. into AHM Merger Corporation ("AHM"), a wholly-owned subsidiary of American Home Mortgage Holdings, Inc. ("American Home") in exchange for American Home Common Stock and cash pursuant to the Agreement and Plan of Reorganization dated as of August 24, 2001 (the "Agreement"), by and between American Home and Valley and the related plan of merger. In issuing this opinion we have relied upon (i) the factual representations made by American Home and Valley in written statements dated November 19, 2001 and November 27, 2001, respectively (together, the "Certificates"), (ii) an opinion from Feldman Financial Advisors, Inc., dated August 24, 2001, (the "Feldman Opinion") and (iii) the Agreement.

        Based on our review of the Agreement, the Certificates and the Feldman Opinion, and assuming that the transaction described therein is completed as described, our opinion as to the United States federal income tax consequences of the Merger is as follows:

                (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Valley and American Home will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                (2) The Valley stockholders who do not exercise their dissenter's rights will be treated as if they received American Home Common Stock in exchange for all of their Valley Common Stock and then had up to 50% of the American Home Common Stock (including fractional shares) redeemed for cash by American Home.

                (3) No gain or loss will be recognized by holders of Valley Common Stock who do not exercise dissenter's rights on the exchange of all of their shares of Valley Common

                             Bank of America Plaza
    One Atlantic Center     101 South Tryon Street,                               3201 Beechleaf Court,
1201 West Peachtree Street         Suite 4000              90 Park Avenue               Suite 600
  Atlanta, GA 30309-3424    Charlotte, NC 28280-4000     New York, NY 10016       Raleigh, NC 27604-1062
       404-881-7000               704-444-1000              212-210-9400               919-862-2200
     Fax: 404-881-7777         Fax: 704-444-1111          Fax: 212-210-9444         Fax: 919-862-2260



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AMERICAN HOME MORTGAGE HOLDINGS, INC.
VALLEY BANCORP, INC.
Page 2


        Stock for American Home Common Stock and cash pursuant to the Merger, but gain will be recognized on the deemed redemption.

                (4) Valley stockholders who exercise their dissenter's rights will be treated either as if they received American Home Common Stock in the Merger and had all of the American Home Common Stock redeemed or as if they sold all of their Valley Common Stock directly to American Home prior to the Merger.

                (5) The aggregate tax basis of the American Home Common Stock received (including all shares deemed received and redeemed) by holders of Valley Common Stock will be the same as the tax basis of the Valley Common Stock surrendered in exchange therefor, less an amount allocable to the shares of American Home Common Stock settled by cash payment.

                (6) The holding period of the American Home Common Stock received (including all shares deemed received and redeemed) by holders of Valley Common Stock in the Merger will include the holding period of the Valley Common Stock surrendered in exchange therefor, provided that such Valley Common Stock is held as a capital asset at the Effective Time.

                (7) The payment of cash to holders of Valley Common Stock in the deemed redemption of American Home Common Stock will be treated for federal income tax purposes as having been received as distributions in full payment in exchange for the American Home Common Stock redeemed, and shall be taxed as provided in Section 302(a) of the Code.

                (8) Pursuant to Section 302(b), a Valley stockholder that owns no American Home Common Stock, either directly or through the application of the constructive ownership rules of the Code, other than the American Home Common Stock received in the Merger but not redeemed will recognize gain or loss in an amount equal to the difference between the amount of such cash and the adjusted basis of their American Home Common Stock deemed redeemed. The holders of Valley Common Stock who own shares of American Home Common Stock prior to the Merger or who may be deemed to own such shares under the constructive ownership rules of the Code should consult their tax advisors about the effect that such direct or constructive ownership of the American Home Common Stock may have on the taxation of the cash received in the merger.

        The opinions expressed herein are based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We assume no obligation to update our opinion to reflect any deletions or additions to or modifications of any law applicable to the Merger. Any change in such authorities may adversely affect our opinion. The federal income tax consequences described herein may not apply to certain shareholders of Valley with special situations, including, without limitation, shareholders who hold their Valley Common Stock other than as a capital asset, who received their Valley Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their Valley



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AMERICAN HOME MORTGAGE HOLDINGS, INC.
VALLEY BANCORP, INC.
Page 3



Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

        In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to inter-company transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. Finally, this opinion of counsel is not binding on the Internal Revenue Service or the courts. Each Valley stockholder should consult a qualified tax advisor for assurance as to the particular tax consequences of the Merger as to that Valley stockholder, any applicable reporting requirements, and any other tax considerations not expressly addressed herein.

        We hereby consent to the use of this opinion and to the reference made to Alston & Bird LLP in the Registration Statement to be filed with Securities and Exchange Commission under the caption "The Acquisition - Certain Federal Income Tax Consequences."

                                    Sincerely,

                                    ALSTON & BIRD LLP

                                    By:      /s/ Charles W. Wheeler
                                             ----------------------
                                             A Partner